CONFIDENTIAL TREATMENT REQUESTED BY CIRCLE INTERNET GROUP, INC. PURSUANT TO 17 C.F.R. § 200.83

Exhibit 10.6

May 9, 2016

Elisabeth Carpenter

Dear Elisabeth,

I am pleased to extend to you an offer of employment with Circle Internet Financial Inc. (“Circle” or the “Company”) as Chief People Officer reporting to Jeremy Allaire commencing full time on or about June 6, 2016. As Chief People Officer you shall be considered an Officer of the Company.

Base Salary: Your starting annual base salary will be $300,000 to be paid in semi-monthly installments, less payroll deductions and required withholdings.

Bonus Plan: You will be eligible to participate in an annual performance bonus plan. The anticipated target bonus will equate to 20% of annual base salary. The bonus (less payroll deductions and required withholdings) will be based on individual and Company performance, to be determined by Circle.

Equity: You will be eligible to participate in the Company’s stock option program, subject to approval by the board of directors (the “Board”) of Circle Internet Financial Limited (Circle’s “Parent Company”). After you join the Company, we will recommend to the Board that you be granted an option to purchase 696,243 of the Parent Company’s ordinary shares (common stock), subject to vesting requirements and governed by the Rules of The Circle Internet Financial Limited Share Award Scheme dated 22 August 2013 and an associated stock option agreement. This option grant represents .50% of fully diluted shares of the Company. The exercise price for such options shall be the fair market value as approved by the Board at the time that such option is approved and granted. Your vesting schedule is described hereto in Exhibit A.

Sign-On Bonus: You will receive a Sign-On Bonus in the amount of $40,000 to be paid upon the commencement of your employment with the Company.

Benefits: You will be eligible to participate in the benefits programs maintained by the Company. The benefits package at Circle includes health, dental, and short and long term disability insurance. You will also be eligible to participate in our flexible time-off programs.

CONFIDENTIAL TREATMENT REQUESTED BY CIRCLE INTERNET GROUP, INC. PURSUANT TO 17 C.F.R. § 200.83

Indemnification: As an Officer of the Company, you shall be indemnified, advanced fees and held harmless for any actions, suits or proceedings against you in your role as an Officer of the Company pursuant to the terms no less favorable than those contained in the Company’s By-Laws and Articles of Association. The Company shall also maintain a directors’ and officers’ liability insurance policy covering you at a level, and on terms and conditions, no less favorable to him than the coverage the Company provide their respective board members (and, if greater, other senior executives) and shall use reasonable efforts to continue such coverage in a reasonable amount until such time as suits and claims can no longer be brought against you as a matter of law.

Severance: In the event that you are terminated due to no fault of your own (meaning not for “Cause” as defined in Exhibit A), the Company will pay to you, less applicable taxes and other deductions required by law, the sum of three (3) months of your base salary at the rate in effect on the date of your employment termination.

Other Terms: Your employment with Circle will be “at-will,” meaning that either you or the Company may terminate your employment relationship at any time, for any reason, with or without prior notice. The above terms are a summary of our initial employment relationship and are subject to later modification by the Company, except that the nature of your at-will relationship may not be modified except by an express written agreement signed by the Chief Executive Officer of the Company. Nothing in this letter alters the “at-will” nature of your relationship, guarantees you employment for any period of time, or guarantees any terms or conditions of employment.

This offer of employment is valid for 3 business days from the date of this letter and is contingent upon your signing the enclosed Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement (the “Nondisclosure Agreement”) and authorizing Circle to conduct a public records and criminal background check on you, and Circle’s satisfaction with the results thereof. As required by law, this offer is also subject to your providing satisfactory proof of your right to work in the United States.

CONFIDENTIAL TREATMENT REQUESTED BY CIRCLE INTERNET GROUP, INC. PURSUANT TO 17 C.F.R. § 200.83

Sincerely,

Jeremy Allaire
CEO

/s/ Elisabeth Carpenter	5/9/16
Accepted: Elisabeth Carpenter	Acceptance Date: May 9, 2016

CONFIDENTIAL TREATMENT REQUESTED BY CIRCLE INTERNET GROUP, INC. PURSUANT TO 17 C.F.R. § 200.83

Exhibit A

Vesting Schedule

This Option shall be exercisable, in whole or in part, according to the following vesting schedule:

Twenty-five percent (25%) of the Shares subject to the Option shall vest on the one (1) year anniversary of the Vesting Commencement Date, and one thirty-sixth (1/36th) of the Shares subject to the Option shall vest each month thereafter on the same day of the month as the Vesting Commencement Date (and if there is no corresponding day, on the last day of the month), subject to Award Holder continuing to provide services to the Group through each such date. Notwithstanding the foregoing, in the event of a Change of Control, the number of shares equal to the lesser of (i) twenty-five percent (25%) of the total number of Shares granted and (ii) all remaining unvested Shares, shall immediately vest and become exercisable. Notwithstanding the foregoing, in the event that the employment of Award Holder is terminated without Cause or resigns for Good Reason, the number of Shares equal to the lesser of (i) twenty-five percent (25%) of the total number of Shares granted and (ii) all remaining unvested Shares, shall immediately vest and become exercisable.

“Change of Control” means (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, or share transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s shareholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds shall not constitute a Change of Control hereunder); or (b) a sale or other conveyance of all or substantially all of the assets of the Company. Notwithstanding the foregoing, a transaction or series of related transactions will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

CONFIDENTIAL TREATMENT REQUESTED BY CIRCLE INTERNET GROUP, INC. PURSUANT TO 17 C.F.R. § 200.83

“Cause” shall mean: (i) Executive engaging in knowing and intentional illegal conduct that was or is materially injurious to the Company or its affiliates; (ii) Executive’s violation of a federal or state law or regulation directly or indirectly applicable to the business of the Company or its affiliates, which violation was or is reasonably likely to be injurious to the Company or its affiliates; (iii) Executive’s material breach of the terms of the Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement between the Executive and the Company or any other agreement between Executive and the Company (or any affiliate of the Company); (iv) Executive being convicted of, or entering a plea of nolo contendere to, a felony or committing any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, the Company or its affiliates or (v) Intentional nonperformance of duties assiged, or refusal to abide by or comply with the reasonable directives of superior officers, the board of directors or the Company’s policies and procedures.

“Good Reason” shall mean any of the following unless such event is agreed to, in writing or as set forth below, by Executive: (i) a material reduction in Executive’s salary or benefits (excluding the substitution of substantially equivalent compensation and benefits), other than as a result of a reduction in compensation affecting employees of the Company, or its successor entity, generally; (ii) a material diminution of Executive’s duties or responsibilities; and (iii) relocation of Executive’s place of employment to a location more than 50 miles from the Company’s office location. If any of the events set forth above shall occur, Executive shall give prompt written notice of such event to the Company, or its successor entity, and if such event is not cured within thirty (30) days from such notice Executive may exercise Executive’s right to resign for Good Reason.